Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 8, 2006 (except Note 6, as to which the date is December 20, 2006), accompanying the consolidated financial statements included in the Annual Report of Delphax Technologies Inc. and subsidiaries on Form 10-K for the years ended September 30, 2006 and 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Delphax Technologies Inc. and Subsidiaries on Forms S-8 (File No. 333-69733 and 333-75504) and Form S-3 (File No. 333-113081).

/s/ Grant Thornton LLP
Grant Thornton LLP

Minneapolis, Minnesota

December 28, 2006